EXHIBIT 99.1

Terra Tech Corp. Provides Progress Update on Joint Venture with NuLeaf

Terra Tech makes convertible loan to Nevada-based cannabis cultivation and production operator

Irvine, CA — November 1, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today provided an update on the planned joint venture with NuLeaf Sparks Cultivation LLC (“NuLeaf Sparks”) and NuLeaf Reno Production LLC (“NuLeaf Reno”), in Nevada, which was announced on August 30, 2017. A wholly-owned subsidiary of Terra Tech has made a convertible loan to NuLeaf Sparks, and a convertible loan to NuLeaf Reno, both of which will automatically convert to 50% ownership of the NuLeaf entities upon approval by the State of Nevada.

The joint venture is expected to fast track Terra Tech's cultivation and production facilities allowing it to increase supply of its proprietary IVXX wholesale brand to meet the growing demand for cannabis products throughout Nevada. NuLeaf Sparks holds a Nevada medical cannabis cultivation license and is in the process of constructing an approximately 30,000 square foot cannabis cultivation facility in Sparks, Nevada. NuLeaf Reno holds a Nevada medical cannabis production license and is in the process of constructing an approximately 15,000 square foot cannabis production facility in Reno, Nevada. Both facilities are expected to be completed in the fourth quarter of 2017.

“Entering into this agreement is a meaningful accomplishment for Terra Tech,” commented Derek Peterson, Chief Executive Officer of the Company. “Once we receive approval from the State of Nevada, we will automatically become 50% owners in these entities, allowing us to ramp supply of our proprietary IVXX brand of premium cannabis products for the medical cannabis market. This strategy enables us to rapidly move forward with capitalizing on the Nevada opportunity by granting access to new distribution channels and allowing us to grow market share, while maintaining financial discipline over our capital expenditure.

"NuLeaf’s experienced and professional leadership team has over 15 years of direct cannabis experience,” continued Mr. Peterson. “NuLeaf Sparks and NuLeaf Reno are nearing the final stages of construction of their state of the art cultivation and production facilities and cannabis grown at these facilities will be harvested under the safest conditions, free of toxic pesticides, harmful molds and chemical residues in order to meet the high standards associated with our IVXX brand.”

Terra Tech will have access to distribute cannabis product to NuLeaf’s Lake Tahoe and Las Vegas dispensaries. Cannabis produced at the NuLeaf cultivation and production facilities will also supply Terra Tech’s three Blüm dispensaries in Las Vegas and its Blüm Reno dispensary, as well as third party dispensaries across the State of Nevada.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

About NuLeaf

NuLeaf is a new approach to health and wellness through marijuana, offering an elevated experience in the medicinal and recreational industries, with unmatched service and quality in a warm and welcoming space. Staffed by the most experienced "budtenders," guests and patients receive personalized hospitality in selecting the most appropriate cannabis and products from NuLeaf's extensive catalog. With more than 18 years of direct cannabis experience, NuLeaf's leadership team has pioneered industry best practices. The company currently operates two licensed storefront dispensaries; one in Las Vegas with close proximity to the Strip making it a convenient and popular destination for tourists to enhance their Vegas experience; and one in Lake Tahoe, the first and only recreational cannabis dispensary in Lake Tahoe.

For more information on NuLeaf Las Vegas, nuleafnv.com/vegas

Visit us on Facebook at facebook.com/NuLeafLasVegas

Follow us on Instagram @NuLeafLasVegas

Follow us on Twitter @NuLeafLasVegas

For more information on NuLeaf Lake Tahoe, visit nuleaftahoe.com

Visit us on Facebook at facebook.com/NuLeafTahoe

Follow us on Instagram at @NuLeafTahoe

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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